Exhibit (a)(5)(xvi)

Extreme Networks Commences Previously Announced

Cash Tender Offer to Acquire Aerohive Networks

SAN JOSE, Calif, July 12, 2019 — Extreme Networks, Inc. (“Extreme”; Nasdaq: EXTR) announced today that its wholly-owned subsidiary, Clover Merger Sub, Inc. (“Purchaser”), is commencing a cash tender offer to purchase all outstanding shares of common stock of Aerohive Networks, Inc. (“Aerohive”; NYSE: HIVE) at an offer price of $4.45 per share. The tender offer is being made pursuant to an Offer to Purchase, dated July 12, 2019 (the “Offer to Purchase”), and in connection with the Agreement and Plan of Merger, dated June 26, 2019, by and among Extreme, Purchaser and Aerohive (the “Merger Agreement”), which Extreme and Aerohive previously announced on June 26, 2019.

The tender offer will expire at midnight (New York City time) at the end of the day on Thursday, August 8, 2019, (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the tender offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the latest date and time at which the offer period, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated. Pursuant to the Merger Agreement, Purchaser will extend the offer period for any period required by applicable law or rules and regulations of the Securities and Exchange Commission (the “SEC”), and for one or more periods of 10 business days each, if at the Expiration Date any of the conditions to the tender offer have not been satisfied.

The tender offer is not subject to any financing condition. The tender offer is conditioned upon (i) there being validly tendered in the tender offer and not properly withdrawn prior to the Expiration Date, that number of shares of common stock which, together with the number of shares of common stock then owned by Extreme or any of its wholly-owned direct or indirect subsidiaries, including the Purchaser, represents at least a majority of the shares of common stock then outstanding (determined in accordance with the Merger Agreement) and no less than a majority of the voting power of the shares of capital stock of Aerohive then outstanding (determined in accordance with the Merger Agreement) and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger (excluding from the number of tendered shares, but not from the number of outstanding shares, shares tendered pursuant to guaranteed delivery procedures (to the extent such procedures are permitted by the Purchaser) that have not yet been delivered in settlement or satisfaction of such guarantee); (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the German Act against Restraints of Competition, having expired or been terminated; and (iii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the tender offer. As soon as practicable following the consummation of the tender offer, Purchaser will merge with and into Aerohive with Aerohive continuing as the surviving corporation and as a wholly-owned subsidiary of Extreme.

MacKenzie Partners, Inc. is acting as information agent and Computershare, Inc. is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to the information agent by telephone at (800) 322-2885.

About Extreme Networks

Extreme Networks, Inc. (EXTR) delivers software-driven solutions from the enterprise edge to the cloud that are agile, adaptive, and secure to enable digital transformation. Our 100% in-sourced services and support are number one in the industry. Even with 30,000 customers globally, including half of the Fortune 50 and some of the world’s leading names in business, hospitality, retail, transportation and logistics, education, government, healthcare and manufacturing, we remain nimble and responsive to ensure customer and partner success. We call this Customer-Driven Networking™. Founded in 1996, Extreme is headquartered in San Jose, California. For more information, visit Extreme’s website or call 1-888-257-3000.

About Aerohive Networks

Aerohive uses Cloud Management, Machine Learning, and Artificial Intelligence to radically simplify and secure the Access Network. Our Cloud-Managed Wireless, Switching, Routing, and Security technologies provide unrivalled flexibility in deployment, management, and licensing. Credited with pioneering Controller-less Wi-Fi and Cloud Management, Aerohive delivers continuous innovation at Cloud-speed that constantly challenges the industry norm, allowing customers to rethink what’s possible. Our innovations and global cloud footprint radically simplify Access Network operation for 30,000+ customers and 10+ million daily users. See how at www.aerohive.com/customers.

Aerohive was founded in 2006 and is headquartered in Milpitas, CA. For more information, please visit www.aerohive.com, call us at 408-510-6100, follow us on Twitter @Aerohive, subscribe to our blog, or become a fan on our Facebook page.

Additional Information and Where to Find It

The description contained herein is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares of Aerohive’s common stock. Extreme has filed or caused to be filed a Tender Offer Statement on Schedule TO with the SEC and Aerohive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Aerohive’s stockholders at no expense to them. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements”. Forward-looking statements may be typically identified by such words as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although Extreme and Aerohive believe that the expectations reflected in the forward-looking statements are reasonable, any or all of such forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Extreme, Aerohive or their respective businesses or operations.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that Purchaser may not receive sufficient number of shares tendered from Aerohive stockholders to complete the tender offer; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each of Aerohive and Extreme to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Aerohive or Extreme; (5) the ability of Aerohive to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) Extreme’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating Aerohive with its existing businesses; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Aerohive’s recent Quarterly Report on Form 10-Q, Extreme’s most recent Quarterly Report on Form 10-Q, and Aerohive’s and Extreme’s more recent reports filed with the SEC. Aerohive and Extreme can give no assurance that the conditions to the transaction will be satisfied. Neither Aerohive nor Extreme or its subsidiaries undertakes any intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Aerohive is responsible for information in this Current Report on Form 8-K concerning Aerohive, and Extreme is responsible for information in this Current Report on Form 8-K concerning Extreme or its subsidiaries.

Extreme’s Quarterly Report on Form 10-Q filed on May 10, 2019 and other filings with the SEC (which may be obtained for free at the SEC’s website at http://www.sec.gov) discuss some of the important risk factors that may affect Extreme’s business, results of operations and financial condition. Extreme undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Extreme Networks and the Extreme Networks logo are trademarks or registered trademarks of Extreme Networks, Inc. in the United States and other countries. Other trademarks shown herein are the property of their respective owners.

Aerohive and Aerohive Networks are registered trademarks of Aerohive Networks, Inc. All product and company names used herein are trademarks or registered trademarks of their respective owners. All rights reserved.

Extreme Contacts:
Investor Relations	Media
Stan Kovler	Christi Nicolacopoulos
919-595-4196	603-952-5005
investor relations@extremenetworks.com	pr@extremenetworks.com